EXHIBIT 10.1

On September 29, 2014, upon the recommendation of the Compensation & Benefits Committee, the Board of Directors of First BanCorp (the “Corporation”) approved the following revised compensation structure for the non- management Chairman of the Board, effective September 30, 2014. The Non-Management Chairman of the Board (Mr. Roberto R. Herencia) is entitled to receive total compensation of $1.6 million per year comprised of the following three components:

•         $400,000 per year in a retainer payable monthly for his services as the non-management chairman of the Board, including as chairman of the board of directors of the Corporation’s subsidiary bank, FirstBank Puerto Rico.

•         $500,000 in a restricted stock grant, payable in September. Grant would have a one year vesting period with acceleration upon a change in control.

•         Special compensation of $700,000 (consisting of $350,000 payable in September and $350,000 payable in March)

o    Payments would be to compensate for services for the subsequent six months.

o    In the event of termination for cause, or in the event of resignation, the unvested portion would be repaid to the Corporation.

o    In the event of a change in control or other separation event, the unvested portion would become vested.

In addition, the Board approved a one time special compensation of $150,000 paid on September 30, 2014.